Exhibit 10.3

                                     DynCorp
                         Executive Incentive Plan (EIP)

                               Revised March, 1997

I.       PURPOSE

         The purpose of the Executive Incentive Plan (the Plan) is to motivate and reward key executives for their achievement of preestablished, measurable objectives that have significant and direct impact on the overall success of the company and its business.

II.      GENERAL DESCRIPTION

         At the beginning of the Plan year, company and unit financial objectives, individual objectives, and target incentive award level will be established and confirmed in writing for each Plan participant.

         At the conclusion of the Plan year, the achievement of the specified financial objectives and individual objectives will be scored and weighted for each participant according to established formulae to determine the actual incentive amount to be awarded.

III.     RESPONSIBILITIES

         A. The Corporate Vice President Human Resources is responsible for administering the Plan.

         B. Strategic Business Unit (SBU) Executives and Corporate Staff Officers are responsible for nominating Plan participants, recommending appropriate individual performance objectives for Plan participants from their respective organizations or functions, evaluating participant performance and recommending individual incentive award amounts.

         C. The Chief Executive Officer (CEO) is responsible for approving Plan participants, approving group financial and individual objectives, approving individual target award levels, recommending actual incentive payments, and recommending any deviations from the Plan.

         D. The Compensation Committee of the Board of Directors (the Committee) is responsible for amending the Plan, approving plan participants, establishing company financial objectives, and approving actual incentive payments.

  IV.    DEFINITIONS

         A.       Adjusted Operating Profit (AOP)

                  Operating profit less a Net Asset Adjustment.

         B.       Average Net Assets

                  The average of the net assets assigned to the organizational unit at the beginning of the Plan Year and at the end of each month during the year through November. The net asset base will be the total assets assigned to said operation reduced by any non-interest bearing liabilities attributable to the unit, and exclusive of intercompany accounts, marketable securities and other non-operating accounts assigned to the Company.

         C.       Base Salary

                  The base annual salary rate of a participant as of January 1 of the Plan year or, if later, the time he or she is approved as a potential participant for a given year, exclusive of overtime, per diem, bonuses, or any other premiums, special payments, or allowances.

         D.       EBITDA

                  Earnings of DynCorp before deductions for interest, taxes, depreciation, discontinued operations, and merger/acquisition costs, as recorded on the books and records of the Corporation.

         E.       Net Asset Adjustment

                  The average net assets times a Net Asset Adjustment. The percentage adjustment shall be at least equal to the weighted average of the company's projected cost of capital for the Plan Year. Only under extraordinary circumstances will this percentage be set at less than 12%. The projected cost of capital for each year will be as established in that year's business plan.

         F.       Operating Profit

                  Earnings of the applicable organizational unit (i.e., branch, division, subsidiary, group, etc.,) after ESOP and after all accruals, but before the Company's G&A Expense, Interest and Dividend Income, Interest Expense, Net Asset Allocation and taxes on income.

         G.       Plan Year

                  The period commencing January 1 and ending December 31 of the year for which performance is being measured.

         H.       Target Award

                  The dollar amount that a participant is eligible to receive if the combined weighted performance against company, organizational unit and individual objectives equals an overall achievement level of 100%.

V.       ELIGIBILITY

         Eligibility for participation in the Plan will be limited to key executives in Corporate Headquarters and in the strategic business units or major P&L Centers who have significant impact on company strategy, performance and profitability and who hold selected positions as senior line executives at the SBU or major P&L Center level, or as a major staff functional head at the Corporate, SBU level, or major project site.

         All participants in the Plan must be approved by the Committee upon recommendation by the CEO.

         A minimum of six months in an eligible position is required for participation in the Plan. Participation for individuals with less than six months must be approved by the CEO as an exception to the plan.

         With the exception of disability, retirement or death, participants must be actively (on the payroll) employed on the date the awards are paid in order to receive an incentive award. At its sole discretion, DynCorp may make an award to a former employee, or to the former employee's estate, in such amount as the Company may deem appropriate.

         Participation   in  the  Plan  terminates  on  the  date  the  employee
         terminates   employment   with  the  Company,   whether   voluntary  or
         involuntary.

         Participation in the Plan precludes eligibility for participation in any other annual incentive plan provided by the company.

VI.      FUNDING

         At the beginning of each Plan year, a target pool, equal to 100% of the target award amounts for all participants, will be established and accrued for during the year. The target pool represents the maximum amount that can be awarded unless overall company EBITDA achievement exceeds the plan objective. Payment of an amount greater than or less than the target pool will be at the sole discretion of the Committee.

VII.     TARGET AWARDS

         At the beginning of each Plan year, a target award, expressed in the form of a dollar amount, will be established for each participant based on the percentage of base salary applicable to the salary grade to which he or she has been assigned. Target awards range from approximately 30% to 60% (in 5% increments) of the participant's base salary. For employees who are not employed for the entire plan year due to death, disability, retirement or being a new hire the Target Award will be prorated based upon the number of months employed by the Company as a percentage of the full Plan Year. Target awards that deviate from the standard for a given position require CEO approval, subject to the provisions of Section V.

VIII.    PERFORMANCE MEASUREMENT COMPONENTS

         In order to reinforce the need for DynCorp executives to achieve a balanced performance against financial and non-financial criteria, incentive awards under the EIP will be based on team and individual achievements in the following three areas:

         A.       The Financial Performance of DynCorp:

                  DynCorp will reward participants for the results of their team efforts, as measured by the financial performance of the company in relation to established financial objectives. This component seeks to reinforce the need for participants to support achievement of the company's objectives by sharing people, technology, information, and resources across organizations.

                  The financial performance of the company will have a weighting of 60% for Corporate Staff participants and 20% for all other participants.

         B.       The Financial Performance of the Organizational Unit:

                  The financial performance of the appropriate SBU or major P&L Center will be given the heaviest weighting in the determination of incentive awards for participants from those organizations in order to motivate and reward participants for financial achievements over which they have the most direct control and accountability.

                  The financial performance of the appropriate organizational unit (i.e., SBU or major P&L Center) will have a weighting of 40% for Plan participants at that organization level.

         C.       The Individual Performance of the Participant:

                  The individual performance of the Plan participant against pre-established objectives is an important measurement component that reinforces and rewards executives for their performance and achievements in areas such as human resources management, process/quality improvement, customer satisfaction and business development. The Individual Performance factor will have a weighting of 40% of which up to 1/2 (20%) may be discretionary and the balance must be applied against pre-established objectives.

         The  following  table   summarizes  the  weighting  of  each of  three
         performance measurement components:

                                     TABLE 1
                 Weighting of Performance Measurement Components


                            Company            Organizational
                           Financial          Unit's Financial      Individual
  EIP PARTICIPANT         Performance           Performance        Performance


  Corporate Staff
    Executives                60%                                          40%


   SBU & Major
 P&L Executives               20%                   40%                    40%


IX.      PERFORMANCE MEASUREMENT CRITERIA

         A.       Establishment and Measurement of Financial Objectives

                  At the beginning of each Plan year, specific financial objectives will be established for company EBITDA and for AOP at the SBU and major P&L Center level. At the conclusion of the Plan year, the financial performance of the company and of each organizational unit will be measured in relation to the applicable preestablished objectives. Performance will be expressed as a percentage of the objective that was achieved.

                  In setting the financial objectives for purposes of the Plan, the target for EBITDA and AOP should reflect an achievement probability of approximately 80%. At this level of probability an above average performance from the management team is required in order to achieve the objectives A threshold achievement level of 75% of the target objective for EBITDA and AOP will be required in order for a formula award to be made relative to each of these factors.

         B.       Establishment and Measurement of Individual Performance
                  Objectives

                  At the beginning of each Plan year, specific individual performance objectives will be established and documented for each participant. At year end, the individual's performance will be measured in relation to these preestablished objectives to produce an individual performance achievement level.

                  Individual   performance   objectives  should  be  established
                  according to the following guidelines:

                  1. Each participant will have 6-8 written objectives that have been jointly agreed to by the participant and his or her supervisor.

                  2.       Objectives  will  evolve  from,  respond  to,  and/or
                           reflect  the  company   objectives   established  and
                           communicated by the CEO. Objectives covering each of the following areas will typically be included:
                               o        Key operational objectives
                               o        Human resources management
                               o        Quality and process improvement
                               o        Business development
                               o        Customer satisfaction

                  3. Objectives will be both quantitative and qualitative in nature and will include non financial as well as appropriate financial related goals.

                  4.       Objectives will be highly measurable.

                  5. Objectives will have performance criteria thoroughly established in advance to enable individuals to monitor their own performance in relation to their objectives, and to provide an objective measurement at year-end.

                  At least 50% of the Individual Performance factor must be tied to specific objectives which are documented and agreed upon.

X.       AWARD DETERMINATION

         Awards will be determined by weighting the Company's financial performance percentage, the Organizational Unit's financial performance percentage, and the individual performance percentage by the percentages indicated in Table 1 above, adding the resulting percentages together and then multiplying the target award by the composite percentage. To illustrate, the formula for determining the incentive award for an individual participant at the SBU or major P&L Center level is as follows:

                             Actual Award Amount =

             [(Company Financial Performance Factor x .20) +

      (Organizational Unit Financial Performance Factor x .40) +

                    (Individual Performance Factor x .40)]

                          x Target Award Amount

         The award for any participant may range from 0 to 150% of the established target amount. Actual award amounts will be rounded to the nearest $100.00.

         If the performance achievement level on either of the two financial performance factors falls below the 75% threshold, the participant will not generally receive an award for that component. However, the CEO may on a discretionary basis recommend the payment of awards where unusual or extraordinary circumstances contributed to the below-threshold performance. If the combined weighted achievement level for EBITDA and AOP does not meet the stated threshold of 75%, the award for the individual performance component shall also be at the discretion of the CEO and the Committee.

         Should a participant transfer to another organization during the plan year, the final award will be jointly determined and prorated for the time spent in each organization.

         All incentive awards proposed under the Plan are subject to the approval of the CEO and the Committee, who may at their discretion adjust the amounts to be awarded in order to reflect exceptional performance, performance that falls below objectives, or other performance factors that affect or potentially affect the ability of the company or any of its units to meet its business and financial goals.

XI.      ADMINISTRATION

         Bonus awards will be calculated at the strategic business unit and Corporate staff function level and submitted to the Corporate Vice
         President Human Resources by the end of January for company level consolidation and approval by the CEO and the Committee. Documentation of objectives, accomplishments and individual evaluations will be required to be submitted along with the individual award recommendations.

         Effective with the Plan Year beginning 1996 and thereafter, payments will be made in the form of 80% cash and 20% DynCorp Common Stock; payments will be made as soon as practical after the Compensation Committee meeting in early March following final year end closing.

         Any exceptions to the Plan must be approved by the CEO.

         Nothing in the plan or in any action taken hereunder shall affect the Company's right to terminate at any time and for any reason the employment of any employee who is a participant in the plan.

XII.     SAMPLE AWARD CALCULATIONS

         The examples on the following pages illustrate how the Plan formula will be applied to calculate the incentive award for a Corporate Staff executive and for a Strategic Business Unit line executive.

         A. Sample Award Calculation:   Corporate Staff Executive

               ASSUMPTIONS:

                 Base Salary                                  $108,000

                 Target Award Percentage                           30%

                 Target Award                                $  32,400

                 Company Financial Performance Factor              80%
                 (EBITDA Act. $36M / EBITDA Obj. $45M)

                   Individual Performance Factor                   90%

          AWARD CALCULATION:

          Company Financial Performance      Individual Performance

                  (80%  x  .60)                   (90%  x  .40)         =

                       48%                 +          36.0%             = 84.0%


            Actual Award Amount  (.84 x $32,400)      =       $  27,216

         B. Sample Award  Calculation: Strategic Business Unit or major P&L center manager.

            ASSUMPTIONS:

             Base Salary                            $  108,000

             Target Award Percentage                       30%

             Target Award                          $    32,400

             Company Financial Performance                 80%

             Operational Unit Financial Performance       105%
                  (AOP Act. $10.5M / AOP Obj. $10.0M)

             Individual Performance Factor                 75%

              AWARD CALCULATION:

             Company Financial       Organizational Unit      Individual
                Performance         Financial Performance     Performance

               (80%  x  20%)    +     (105%  x  40%)    + (75%  x  40%) =

                    16%         +          42%          +      30%      = 88%

             Actual Award Amount (88%  x  $32,400)              = $    28,512